EXHIBIT 99.1

ACME UNITED CORPORATION            NEWS RELEASE
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                            CONTACT: Paul G. Driscoll
                             Acme United Corporation
                   60 Round Hill Road    Fairfield, CT  06824
                  Phone: (203) 254-6060    FAX: (203) 254-6521
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                                              FOR IMMEDIATE RELEASE July 9, 2008
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ACME UNITED CORPORATION PROVIDES UPDATE


         FAIRFIELD, CONN. - July 9, 2008 - Acme United Corporation (AMEX:ACU) announced today that its sales and earnings for the second quarter ending June 30, 2008 will have meaningful growth.

         Walter C. Johnsen, Chairman and CEO said, "We are experiencing a strong back to school period. Sales of our anti-microbial school scissors, rulers and math kits are excellent. Our Westcott office and craft cutting and measuring products are ahead of last year, The Clauss product line has continued to make inroads in the industrial and hardware channels. Sales of our Physicians Care first aid kits and medications are doing well.

         "Gross margins are under some pressure due to rising costs in raw materials, labor, and transportation," Mr. Johnsen said. He added that careful control of expenses and growth of revenues are expected to provide solid earnings in the quarter.

         Mr. Johnsen also stated that he views this as a time of outstanding opportunity for Acme United. The Company has recently expanded its credit line, lowered its borrowing rate, and is positioned to take advantage of complementary acquisitions of product lines or companies.


         ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office and industrial markets.

         Forward-looking statements in this earnings release, included without limitation, statements related to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources. Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth, and (iii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

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